 [On Chapman and Cutler LLP Letterhead]

April 5, 2011

Destra Investment Trust II
901 Warrenville Road, Suite 15
Lisle, IL 60532

Re:	Destra Investment Trust II

Ladies and Gentlemen:

We have served as counsel for the Destra Investment Trust II (the “Fund”), which proposes to offer and sell shares of various classes of its series, Destra Preferred and Income Securities Fund and Destra Focused Equity Fund, (the “Shares”) in the manner and on the terms set forth in Pre-Effective Amendment No. 1 and Amendment No. 1 to its Registration Statement on Form N-1A filed on or about April 5, 2011 (the “Amendment”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, respectively.

In connection therewith, we have examined such pertinent records and documents and matters of law, including the opinion of Bingham McCutchen LLP issued to the Fund or Fund’s counsel upon which we have relied as they relate to the laws of the Commonwealth of Massachusetts, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

Based upon the foregoing, we are of the opinion that:

The Shares of the Fund may be legally and validly issued from time to time in accordance with the Fund’s Declaration of Trust dated January 27, 2011, the Fund’s By-Laws, the Fund’s Designation of Series, the Fund’s Establishment and Designation of Classes, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by the Fund of a purchase price not less than the net asset value per Share and such Shares, when so issued and sold, will be validly issued, fully paid and non-assessable, except that, as set forth in the Amendment, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

April 5, 2011

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-171933) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement.

Respectfully submitted,

/s/ Chapman and Cutler LLP

Chapman and Cutler LLP